Tonix Pharmaceuticals Holding Corp. 8-K

Exhibit 99.01

Tonix Pharmaceuticals Announces Results of Pre-IND Meeting with FDA for TNX-1800 as a Potential Vaccine to Prevent COVID-19

TNX-1800 is a Live Virus Vaccine Designed to Elicit Durable T-cell Immunity

TNX-1800 is a Modified Version of Dr. Edward Jenner’s Vaccine that Eradicated Smallpox, Engineered to Express SARS-CoV-2 Spike Protein

In Animal Testing, TNX-1800 Protected Upper and Lower Airways After Challenge with SARS-CoV-2, Suggesting an Ability to Block Forward Transmission

Phase 1 Trial of TNX-1800 for the Prevention of COVID-19 Expected to Start in the First Half of 2022

CHATHAM, NJ, September 13, 2021 (GLOBE NEWSWIRE) – Tonix Pharmaceuticals Holding Corp. (Nasdaq: TNXP) (Tonix or the Company), a clinical-stage biopharmaceutical company, today announced it received the official written response from a Type B pre-Investigational New Drug (IND) meeting with the U.S. Food and Drug Administration (FDA) to develop TNX-18001 (recombinant horsepox virus, live vaccine) as a potential SARS-CoV-2 vaccine to protect against COVID-19.

Tonix believes the written response provides a path to agreements on the design of a Phase 1 study and the overall clinical development plan to qualify TNX-1800 as a vaccine to prevent COVID-19. Based on the response, the Company expects to begin a Phase 1 study in the first half of 2022.

TNX-1800 is a live virus vaccine based on the horsepox viral vector platform designed to express the SARS-CoV-2 spike protein and to protect against COVID-19, primarily by eliciting a T cell response. Tonix reported positive efficacy data from animal studies of TNX-1800 in the first quarter of 2021. The horsepox virus is closely related to the vaccine developed by Dr. Edward Jenner more than 200 years ago that led to the eradication of smallpox.

Seth Lederman, M.D., President and Chief Executive Officer of Tonix, stated, “The pre-IND meeting written response marks an important milestone in the development of TNX-1800. We have obtained FDA concurrence and clear guidance on the proposed manufacturing, nonclinical pharmacology and toxicology studies, and the Phase 1 clinical design.” Dr. Lederman continued, “Operation Warp Speed (OWS) vaccines were available very rapidly and have made a huge contribution to the health of the U.S. population, but they have limitations, particularly in terms of the short duration of protection and the likely requirement for boosters. Concerns about durability of protection have led Pfizer and Moderna, the innovators of the two most widely used COVID-19 vaccines in U.S., to file or plan to file for approval of booster shots within eight months after the administration of each vaccine’s second dose.”

“It’s taken longer to develop live virus vaccines relative to the OWS vaccines,” Dr. Lederman added, “but live virus vaccines for other viruses have proven to induce durable T cell immunity, prevent serious illness after infection and block forward transmission. These properties have been demonstrated with vaccines against smallpox, chickenpox, mumps, measles, and rubella, among others. We designed TNX-1800 as a potential single dose vaccine using a virus that is closely related to Dr. Jenner’s vaccine, which provided long term, even lifetime T cell immunity to smallpox, prevented forward transmission of the smallpox virus, and eradicated that disease.”

Dr. Lederman continued, “Unlike smallpox, we do not expect COVID-19 to be eradicated because there are asymptomatic spreaders, a relatively long period when people are infectious before they become symptomatic and numerous animal reservoirs. Like Jenner’s smallpox vaccine, we expect TNX-1800 can potentially be scaled up for manufacturing and will not require a costly and cumbersome cold chain for distribution and storage. We expect it will also be glass-sparing, with 100 doses filled per vial.”

“Many believe that after the COVID pandemic passes COVID will become endemic, and it will likely remain a long-term concern”, Dr. Lederman added. “Because of this, we believe the need for new vaccine technologies will be ongoing and may lead to vaccines that are tailored to each person’s health, genetics or age using precision medicine. Ultimately, a childhood vaccination like the MMR for measles, mumps and rubella with long lasting protection may be what’s needed to control COVID in the future. Together with an expected strong and durable immune response, ability to manufacture at scale, store and ship in standard refrigeration, a live virus vaccine like TNX-1800 could become a global product.”

Anthony Macaluso, Ph.D., Executive Vice President of Strategic Development of Tonix, commented, “We previously reported the positive results of TNX-1800 in animals after a live SARS-CoV-2 challenge. Animals vaccinated with TNX-1800 had undetectable SARS-CoV-2 in their upper and lower airways six days after challenge with SARS-CoV-2. Animals vaccinated with TNX-1800 manifested both neutralizing antibodies and a ‘take’, which is a skin reaction to horsepox vaccination that also serves as a validated biomarker of functional T cell immunity.”

Dr. Macaluso continued, “The ’take‘ is considered important because it is otherwise difficult and costly to measure the T cell response to a vaccine. Vaccines that elicit a strong T cell response, like horsepox and closely related vaccinia virus vaccine, have been established to provide long-term, durable immunity and to block forward transmission. In the successful campaign to eradicate smallpox, which was also spread by the respiratory route like COVID-19, the ‘take’ was used as a biomarker for protective immunity. We believe the absence of detectable CoV-2 in the upper airways shows the potential for TNX-1800 to decrease shedding of virus and is consistent with decreased forward transmission.”

Dr. Lederman added, “The reliable durability of vaccine protection from the OWS vaccines is under review1, leading the makers of the two mRNA vaccines to take steps towards seeking approval of booster shots and setting up the possible need for boosters on a regular basis in the future. The U.S. government has pledged to make available booster shots for the mRNA vaccines available starting on September 20, pending FDA approval. The prospect of boosters poses a challenging and expensive public health policy implementation in the U.S. In contrast to the short duration of protection of the OWS COVID-19 vaccines, live virus vaccines typically provide decades or life-long protective immunity against those diseases. Live virus vaccines activate the immune system in ways that scientists do not completely understand and have not yet been able to recreate with other technologies.”

About TNX-18001

TNX-1800 is a live modified horsepox virus vaccine for percutaneous administration that is designed to express the Spike protein of the SARS-CoV-2 virus and to elicit a predominant T cell response. TNX-1800 is based on a horsepox vector, which is a live replicating, attenuated virus that elicits a strong immune response. Live replicating orthopoxviruses, like vaccinia or horsepox, can be engineered to express foreign genes and have been explored as platforms for vaccine development because they possess; (1) large packaging capacity for exogenous DNA inserts, (2) precise virus-specific control of exogenous gene insert expression, (3) lack of persistence or genomic integration in the host, (4) strong immunogenicity as a vaccine, (5) ability to rapidly generate vector/insert constructs, (6) readily manufacturable at scale, and (7) ability to provide direct antigen presentation. Horsepox-based vaccines are designed to be single dose, vial-sparing vaccines, that can be manufactured using conventional cell culture systems, with the potential for mass scale production and packaging in multi-dose vials. Horsepox and vaccinia are closely related orthopoxviruses that are believed to share a common ancestor horsepox3-7. Relative to vaccinia, horsepox has substantially decreased virulence in mice7. Molecular analysis shows that horsepox is closer than modern vaccinia vaccines in DNA sequence to the vaccine discovered and disseminated by Dr. Edward Jenner, which protected against smallpox, a respiratory-transmitted disease caused by the orthopox virus, variola.4-7 Vaccine genome researchers have established the contemporaneous use of horsepox and horsepox-related viruses in the United States as smallpox vaccines in the 1860’s, and found a remarkable degree of identity with the circa 1860 U.S. smallpox vaccine VK05 and the 1976 Mongolian horsepox isolate called MNR-76, upon which Tonix’s TNX-801 is based.3,8-10 Tonix’s proprietary horsepox vector is believed to be more closely related to Jenner’s vaccinia vaccine than modern vaccinia vaccines, which appear to have evolved by deletions and mutations to a phenotype of larger plaque size in tissue culture and greater virulence in mice. The small plaque size in culture of TNX-801 appears identical to the U.S. Centers for Disease Control publication of the natural isolate11. Tonix’s TNX-1800 vaccine candidate is administered percutaneously using a two-pronged, or “bifurcated” needle. The major cutaneous reaction or “take” to vaccinia vaccine was described by Dr. Edward Jenner in 179612 and has been used since then as a biomarker for protective immunity to smallpox, including in the World Health Organization’s (WHO) accelerated smallpox eradication program that successfully eradicated smallpox in the 1960’s. The “take” is a measure of functional T cell immunity validated by the eradication of smallpox. Tonix reported that immunization with a single dose of TNX-1800 induced “takes” and neutralizing anti-SARS-CoV-2 antibodies in non-human primates. 13

1TNX-1800 is in the pre-IND stage and has not been approved for any indication.

2Joint Statement from HHS Public Health and Medical Experts on COVID-19 Booster Shots

Statement. URL: www.cdc.gov/media/releases/2021/s0818-covid-19-booster-shots.html

3Tulman ER, et al. (2006) J Virol. 80(18):9244-58.PMID:16940536

4Qin et al. J. Virol. 89:1809 (2015).

5Esparza E, et al Vaccine. (2017) 35(52):7222-7230.

5Schrick L et al N Engl J Med (2017); 377:1491-1492

7Noyce RS, et al. (2018) PLoS One. 13(1):e0188453

8Brinkmann A et al, Genome Biology (2020) 21:286 https://doi.org/10.1186/s13059-020-02202-0

9Duggan A et al. Genome Biology (2020) 21:175 https://doi.org/10.1186/s13059-020-02079-z

10Esparza J et al. Vaccine. (2020); 38(30):4773-4779.

11Trindale GS et al. Viruses (2016) (12). pii: E328. PMID:27973399

12Jenner E. “An Inquiry Into the Causes and Effects of the Variole Vaccinae, a Disease Discovered in Some of the Western Counties of England, Particularly Gloucestershire and Known by the Name of the cow-pox.” London: Sampson Low, 1798.

13Tonix Press Release: “Tonix Pharmaceuticals Reports Positive COVID-19 Vaccine Efficacy Results in Non-Human Primates Vaccinated with TNX-1800 and Challenged with Live SARS-CoV-2. URL: ir.tonixpharma.com/press-releases/detail/1255/tonix-pharmaceuticals-reports-positive-covid-19-vaccine”

About Tonix Pharmaceuticals Holding Corp.

Tonix is a clinical-stage biopharmaceutical company focused on discovering, licensing, acquiring and developing small molecules and biologics to treat and prevent human disease and alleviate suffering. Tonix’s portfolio is primarily composed of central nervous system (CNS) and immunology product candidates. The Company’s CNS portfolio includes both small molecules and biologics to treat pain, neurologic, psychiatric and addiction conditions. Tonix’s lead CNS candidate, TNX-102 SL1, is in mid-Phase 3 development for the management of fibromyalgia. Tonix’s immunology portfolio includes vaccines to prevent infectious diseases and biologics to address immunosuppression, cancer, and autoimmune diseases. Tonix’s lead vaccine candidate, TNX-18002, is a live replicating vaccine based on the horsepox viral vector platform to protect against COVID-19, primarily by eliciting a T cell response. Tonix reported positive efficacy data from animal studies of TNX-1800 in the first quarter of 2021. TNX-8012, live horsepox virus vaccine for percutaneous administration, is in development to protect against smallpox and monkeypox. TNX-35003 (sangivamycin) is a small molecule antiviral drug for COVID-19 in the pre-IND stage of development.

1TNX-102 SL is an investigational new drug and has not been approved for any indication.

2TNX-1800 and TNX-801 are investigational new biologics at the pre-IND stage of development and have not been approved for any indication.

3TNX-3500 is an investigational new drug at the pre-IND stage of development and has not been approved for any indication.

This press release and further information about Tonix can be found at www.tonixpharma.com.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimate,” “expect,” and “intend,” among others. These forward-looking statements are based on Tonix's current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations; delays and uncertainties caused by the global COVID-19 pandemic; risks related to the timing and progress of clinical development of our product candidates; our need for additional financing; uncertainties of patent protection and litigation; uncertainties of government or third party payor reimbursement; limited research and development efforts and dependence upon third parties; and substantial competition. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval, and commercialization of new products. Tonix does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in the Annual Report on Form 10-K for the year ended December 31, 2020, as filed with the Securities and Exchange Commission (the “SEC”) on March 15, 2021, and periodic reports filed with the SEC on or after the date thereof. All Tonix's forward-looking statements are expressly qualified by all such risk factors and other cautionary statements. The information set forth herein speaks only as of the date thereof.

Jessica Morris (corporate)

Tonix Pharmaceuticals

investor.relations@tonixpharma.com

(862) 904-8182

Olipriya Das, Ph.D. (media)

Russo Partners

Olipriya.Das@russopartnersllc.com

(646) 942-5588

Peter Vozzo (investors)

Westwicke

peter.vozzo@westwicke.com

(443) 213-0505